Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY	Ted Peters, Chairman
FOR MORE INFORMATION CONTACT:	610-581-4800
Francis J. Leto, EVP
610-581-4730
J. Duncan Smith, CFO
610-526-2466

The Bryn Mawr Trust Company Completes Acquisition of Deposits, Loans and a Branch from First Bank of Delaware

BRYN MAWR, Pa., November 19, 2012, - Bryn Mawr Bank Corporation (NASDAQ: BMTC) (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced that the Bank has completed its previously announced acquisition of deposits, loans and a branch from the First Bank of Delaware.

The acquisition increased the Bank’s loans and deposits by approximately $80 million and $70 million, respectively. Former First Bank of Delaware customers’ accounts were converted to Bryn Mawr Trust’s computer systems effective November 17, 2012. All of Bryn Mawr Trust’s eighteen full-service branches are immediately available for customer transactions.

Ted Peters, Chairman and CEO, commented, “We look forward to welcoming our new customers and staff members. This acquisition allows us to open our first full-service branch in Delaware, with a critical mass of loans and deposits on day one. Customers will enjoy the benefits of a more robust line of products and services and an expanded branch network.

Over the last few years we have been investing in strategic opportunities in the state of Delaware, including the formation of The Bryn Mawr Trust Company of Delaware and the acquisition of Lau Associates LLC. We intend to look for other quality growth opportunities that will return value to our shareholders.”

This was a cash transaction. For a more complete description of the transaction please review our filings with the Securities and Exchange Commission (the “SEC”), which will be available on our website (www.bmtc.com).

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact, may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future strategies, plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. Statements preceded by, followed by or that include the words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” and “believe” or other similar words and phrases may identify forward-looking statements. Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. The Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact on any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements whether written or oral, that may be made from time to time by the Corporation or by or on behalf of its subsidiaries. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.